UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-A

                 FOR REGISTRATION OF CERTAIN CLASS OF SECURITIES
                     PURSUANT TO SECTION 12(B) OR (G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                              DIOMED HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)
                         (Formerly Natexco Corporation)


                 Nevada                                   84-140636

(State of incorporation or organization)    (I.R.S. employer Identification No.)


              1 Dundee Park
               Andover, MA                                    01810
(Address of principal executive offices)                   (Zip Code)


Securities to be registered pursuant to section 12 (b) of the Act:

     Title of each class                    Name of each exchange of which
     To be so registered                    each class is to be registered

     Common Stock, $0.001 par value              American Stock Exchange

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (c), please check the following box. |X|

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), please check the following box. | |

Securities Act registration statement file number to which this form relates:
N/A

Securities to be registered pursuant to Section 12(g) of the Act:

                                       N/A
       ------------------------------------------------------------------
                                (Title of class)

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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.       DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

              The registrant's Articles of Incorporation authorizes the issuance of 80,000,000 shares of Common Stock, $0.001 par value per share, of which approximately 14,200,000 are issued and outstanding. Subject to preferences that may be applicable to any rights of holders of outstanding stock having prior rights as to dividends, the holders of outstanding shares of the registrant's Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the board of directors from time to time may determine. Holders of the registrant's Common Stock are entitled to one (1) vote for each share held on all matters submitted to a vote of the stockholders. No cumulative voting with respect to the election of directors is permitted by the Articles of Incorporation. The Common Stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon the registrant's liquidation, dissolution or winding-up, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock after payment of liquidation preferences, if any, on any outstanding stock having prior rights on such distributions and payment of other claims of creditors. Each share of Common Stock outstanding as of the date of this registration statement is validly issued, fully paid and nonassessable.


ITEM 2.       EXHIBITS.

              No exhibits are required to be filed with this registration statement.

              Pursuant to the requirement of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, on this 14th day of February, 2002.


                                                DIOMED HOLDINGS, INC.



                                                By: /s/ Peter Klein
                                                --------------------------------
                                                Peter Klein, President and Chief
                                                Executive Officer